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                                                                   EXHIBIT 10.20

                         DEVELOPMENT & SUPPLY AGREEMENT


       This Development and Supply Agreement (the "Agreement"), effective as of August 1, 2000 (the "Effective Date"), is made by and between Third Wave Technologies, Inc., a Wisconsin corporation, with a place of business at 502 S. Rosa Road, Madison, WI 53719 ("TWT"), and Applied Biosystems Group, with a place of business at 850 Lincoln Centre Drive, Foster City, CA 94404-1128 ("ABG"), an operating group of PE Corporation, a Delaware corporation.

                                   BACKGROUND

       A. TWT and ABG desire to collaborate to develop certain genotyping assays implementing their respective proprietary technologies.

       B. TWT and ABG shall supply such assays to be used by Dr. Yusuke Nakamura ("Dr. Nakamura") and others in connection with the SNP initiative of the Japanese Millennium Project sponsored by various agencies of the Japanese government, in which approximately 150,000 unique single nucleotide polymorphisms ("SNPs") will be examined using 4,000 to 5,000 patient samples (the "Japanese SNP Initiative").

       NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

              1.1 "ABG Technology" shall mean the ABG Patents and ABG Know-How.

                     1.1.1 "ABG Know-How" shall mean technical information relating to (i) probe design, synthesis and purification methods and techniques;
(ii) Target selection methods; (iii) reagent stabilization and packaging; (iv) sample preparation methods and procedures; (v) assay optimization techniques;
(vi) signal detection methods and protocols; (vii) data collection or analysis methods; (viii) multiplexing methods; and (ix) automation and miniaturization methodologies, techniques and equipment, in each case to the extent the same is Controlled by ABG during the term of this Agreement, and to the extent the same is necessary or useful for TWT to fulfill its obligations or exercise its rights hereunder.

                     1.1.2 "ABG Patents" shall mean all patents and all reissues, renewals, re-examinations and extensions thereof, and patent applications therefor, and any divisions or continuations, in whole or in part, thereof, which claim the manufacture, use or sale of the Assays and Assay Components, in each case that are Controlled by ABG during the term of this Agreement, and to the extent the same is necessary or useful for TWT to fulfill its obligations or exercise its rights hereunder.



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              1.2 "Affiliate" shall mean any entity which controls, is
controlled by or is under common control with TWT or ABG . For purposes of this definition only, and not the definition of Control set forth in Section 1.6, "control" shall mean ownership or control, directly or indirectly, of more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

              1.3 "Assay" shall mean a SNP genotyping assay developed hereunder based on TWT's proprietary Invader assay platform as described in more detail on Attachment 1 hereto.

                     1.3.1 "Phase I Assay" shall mean an Assay developed as part of the Phase I Development Program. It is understood that Phase I Assays shall include those Assays provided to the Japanese SNP Initiative prior to the Effective Date hereof.

                     1.3.2 "Phase II Assay" shall mean an Assay developed as part of the Phase II Development Program.

              1.4 "Assay Components" shall mean for a particular Assay, collectively and individually, (i) the Primary Probe Mix, (ii) the Master Mix, and (iii) the DNA-coated Cards (as defined in Section 3.2.1.4 below), for purposes of Phase I Assays, as manufactured and supplied by the parties hereunder.

              1.5 "Cleavase(R) Enzyme" shall mean that specific flap-endonuclease (FEN) enzyme with the ability to cleave a nucleotide sequence at a structure-dependent site, substantially lacking a polymerase activity, and adapted for use with the Assay, as further described on Attachment 1 hereto.

              1.6 "Control" or "Controlling" for purposes other than the definition of Section 1.1, shall mean possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any third party.

              1.7 "DNA-coated Card" shall mean a 96 X 1 (mu)L microtitre plate having 20 ng of a dried-down genomic DNA sample located in each well thereof.

              1.8 "Development Program" shall mean, collectively, the Phase I Development Program and the Phase II Development Program performed under this Agreement.

                     1.8.1 "Phase I Development Program" shall mean the Phase I Development Program described in Section 3.1.

                     1.8.2 "Phase II Development Program" shall mean the Phase II Development Program described in Section 3.2.

              1.9 "Equipment" shall mean the equipment listed on Attachment 2 hereto.

              1.10 "FRET Probe Mix" shall mean two (2) differentially dye-labeled Secondary Probes useful as universal differential reporters for each allele of a Target, one incorporating FAM dye and the other incorporating VIC dye, together with a passive reference dye (ROX dye), as described in more detail in Attachment 1.



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              1.11 "Genomic DNA" shall mean such genomic DNA samples from
Japanese patient samples for use in the Development Program hereunder. The parties hereto anticipate that the Genomic DNA will be provided by Dr. Nakamura.

              1.12 "Genotyping Determination" shall mean a single determination of the genotype at a particular SNP locus by analysis of both possible alleles to determine whether the particular sample is homozygous for the major or minor allele or heterozygous for both the major and minor alleles.

              1.13 "InvaderCreator(TM) Software" shall mean TWT's proprietary software for use in probe design and quality control of Assays commonly known as "InvaderCreator" together with upgrades and updates thereto available during the term of this Agreement.

              1.14 "Master Mix" shall have the meaning set forth in Section
3.2.1.6 below.

              1.15 "Primary Probe Mix" shall mean an Invader Probe and purified Primary Invader Probes for a specific Target.

              1.16 "Probe Set" shall mean the Invader Probe and the Signal Probes for a particular Target in a particular Primary Invader Reaction (respectively, the "Primary Invader Probes" and "Primary Signal Probes").

                     1.16.1 "Invader Probe" shall mean a probe comprising a region complementary(1) to the 3'-portion of the sequence of the applicable Target, and a region that overlaps the duplex formed by the corresponding Signal Probe and Target by at least a single nucleotide base. The 3'-terminal base of the Invader Probe may be complementary or noncomplementary to the Target.

                     1.16.2 "Signal Probe" shall mean a probe which is overlapped by the Invader Probe and which comprises a region complementary to the 5' portion of the sequence of the particular Target.

                     1.16.3 "Primary Invader Probe Set" shall mean the Primary Invader Probe and the associated two (2) Primary Signal Probes for a Target.

       For purposes of this Section 1.16, "overlap" refers to the presence of one or more nucleotides or other structural moieties on the 3'-end of the Invader Probe that are in addition to the complementary region that forms a duplex with the 3' portion of the Target that is contiguous to the duplex formed by the Signal Probe and the 5' portion of the Target.

              1.17 "Profit Margin" shall mean all amounts received by ABG or its Affiliates in consideration of the transfer of Assays or Assay Components less
(i) ABG Direct Costs, (ii) ABG Overhead, (iii) TWT Direct Costs, and (iv) TWT Overhead.

                     1.17.1 "ABG Direct Costs" shall mean ABG Manufacturing
Costs.

------------

       (1) The Invader Probe and/or Signal Probe allow for areas of noncomplementarity (i.e., one or more base pair mismatches) to the cognate sequence of the Target.



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                     1.17.2 "ABG Manufacturing Costs" shall mean the direct
costs incurred by ABG or its Affiliate associated with the manufacture, filling, packaging, labeling and/or other preparation of (i) Raw Materials provided to TWT for incorporation into Assays or Assay Components or (ii) Assay Components for use in the Japanese SNP Initiative, including, without limitation, direct labor, materials (including reasonable allowances associated with wastage or failed lots) quality control and other testing, transportation, shipping, warehousing, logistics and other resources directly consumed in the manufacture, filling, packaging, labeling, and/or other preparation of such Raw Materials or Assay Components, in each case calculated in accordance with generally accepted and standard cost accounting principles. With respect to Raw Materials or Assay Components (or component thereof) acquired by ABG from a non-Affiliate third party, the Manufacturing Costs for such Raw Materials or Assay Components (or component thereof) will be deemed to be the amounts paid to such third party therefor, plus costs associated with the acquisition from such vendor, including without limitation, quality control or assurance services provided by or on behalf of ABG or its Affiliates.

                     1.17.3 "ABG Other Costs" shall mean ABG's reasonable costs of general and administrative overhead directly allocable to ABG Direct Costs including costs of facilities and equipment (including Equipment), reasonable maintenance, service and repair of equipment used for the Development Program or otherwise for the manufacture of Assays or Assay Components hereunder, import clearance fees, duties, taxes and other similar governmental charges related to the importation of Assays, provided that such ABG Other Costs shall in no event exceed fifty percent (50%) of ABG Direct Costs. "ABG Other Costs" shall include twenty-five percent (25%) of the running royalties paid or payable by ABG or its Affiliates to ID Biomedical in connection with the manufacture, use or sale of Assays hereunder for certain rights under any of U.S. Patent Nos. 5,403,711, 4,876,187, 5,011,769 or 5,660,988, or any patent claiming priority to the same, or any foreign equivalents of the same, up to a maximum running royalty of one and one-quarter percent (1.25%) of sales of Assays hereunder.

                     1.17.4 "TWT Direct Costs" shall mean, collectively, the TWT Manufacturing Costs and the TWT Development Costs.

                     1.17.5 "TWT Manufacturing Costs" shall mean direct costs incurred by TWT or its Affiliate associated with the manufacture, filling, packaging, labeling and/or other preparation of such Assays or Assay Components for use in the Japanese SNP Initiative, including without limitation labor, materials (including reasonable allowances associated with wastage or failed lots) and validation studies, quality assurance, quality control and other testing, transportation, shipping, warehousing, logistics and other resources directly consumed in the manufacture, filling, packaging, labeling and/or other preparation of such Assays or Assay Components, in each case calculated in accordance with generally accepted and standard cost accounting principles. With respect to Assays or Assay Components acquired by TWT from a non-Affiliate third party, the Manufacturing Costs for such Assays or Assay Components will be deemed to be the amounts paid to such third party therefor, plus costs associated with the acquisition from such vendor, including without limitation, quality control or assurance services provided by or on behalf of TWT or its Affiliates.

                     1.17.6 "TWT Development Costs" shall mean the direct costs of development of Assays, including (i) salaries and employment benefits for TWT's personnel directly involved in the development of Assays and (ii) allocation of direct costs of the operation, maintenance and upgrade of the InvaderCreator Software (or replacement software therefor) related to the development of the Assays and hardware used therefor.



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                     1.17.7 "TWT Other Costs" shall mean TWT's reasonable costs of general and administrative overhead directly allocable to TWT Direct Costs including costs of facilities and equipment, reasonable maintenance,service and repair of equipment used for the Development Program or otherwise for the manufacture of Assays or Assay Components hereunder, import clearance fees, duties, taxes and other similar governmental charges related to the importation of Assays, provided that such TWT Overhead shall in no event exceed fifty percent (50%) of TWT Direct Costs.

              1.18 "Quality Control Protocol" shall mean the protocol developed by TWT pursuant to Sections 3.2.2.6 and 3.3.3.7 below for the quality control of the Assays.

              1.19 "Raven Plates" shall mean those 384 well microtiter plates which are formated for use with the Raven System and supplied by ABG to the Japanese SNP Initiative.

              1.20 "Raven System" shall have the meaning as set forth in Section
3.4 below.

              1.21 "Raw Materials" shall have the meaning as set forth in
Section 3.2.1.3 below.

              1.22 "Reaction Buffer" shall mean 37.5 mM MgCl2, 20%PEG, 500 mM MOPS, pH 7.5.

              1.23 "Secondary Probe" shall mean an oligonucleotide forming a hairpin and having a stem portion complementary to a flap portion of the corresponding Primary Signal Probe.

              1.24 "Specifications" shall mean with respect to a particular Assay, Assay Component or other deliverable hereunder the delivery specifications therefor, as may be modified or amended by the Steering Committee (as described in Section 2.1 below).

              1.25 "Synthesis Reagents" shall mean amidites, 3'-amino support columns, oxidizer, and capping solution for performing oligonucleotide synthesis.

              1.26 "Target" shall mean a particular SNP, together with the associated sequence data, as designated by mutual agreement of Dr. Nakamura and the parties hereto.

              1.27 "Total Revenue" shall mean any and all amounts received by ABG, its Affiliates or its designee in consideration of Assays and Assay Components supplied hereunder for use in the Japanese SNP Initiative.

              1.28 "Transfer Price" shall mean, with respect to Assay Components or other materials transferred hereunder by one party to the other, the transferring party's Costs for such Assay Components or other materials so transferred. For purposes of the foregoing, "Costs" shall mean a party's Direct Costs plus Other Costs (i.e., "TWT Costs" shall mean TWT Direct Costs plus TWT Other Costs, and "ABG Costs" shall mean ABG Direct Costs plus ABG Other Costs).

              1.29 "TWT Initial Payment" shall have the meaning as set forth in
Section 7.1 below.

              1.30 "TWT Technology" shall mean TWT Patents and TWT Know-How.



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                     1.30.1 "TWT Know-How" shall mean technical information
relating to: (i) probe design, synthesis and purification methods and techniques; (ii) Target selection methods; (iii) reagent stabilization and packaging; (iv) sample preparation methods and procedures; (v) assay optimization techniques; (vi) signal detection methods and protocols; (vii) data collection or analysis methods; (viii) multiplexing methods; and (ix) automation and miniaturization methodologies, techniques and equipment, in each case to the extent the same is Controlled by TWT during the term of this Agreement, and to the extent the same is necessary or useful for ABG to fulfill its obligations or exercise its rights hereunder.

                     1.30.2 "TWT Patents" shall mean all patents and all reissues, renewals, re-examinations and extensions thereof, and patent applications therefor, and any divisions or continuations, in whole or in part, thereof, which claim the manufacture, use or sale of Assays, in each case that are Controlled by TWT during the term of this Agreement, and to the extent the same is necessary or useful for ABG to fulfill its obligations or exercise its rights hereunder.

                                   ARTICLE 2.

                               STEERING COMMITTEE

              2.1 Steering Committee. ABG and TWT shall establish a committee to oversee, review and coordinate the implementation of the Development Program and manufacture and transfer of Assays and Assay Components ("Steering Committee"). From time to time, the Steering Committee may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the Steering Committee agrees. The Steering Committee shall (i) review and approve modifications or amendments to Specifications and/or delivery or other schedules, and (ii) undertake and/or approve such other matters as are provided for the Steering Committee under this Agreement or as mutually agreed by the parties. Decisions of the Steering Committee shall be made by unanimous agreement of the members present in person or by other means (e.g., teleconference) at any meeting; provided that at least two (2) representatives of each party are present at such meeting.

              2.2 Membership. The Steering Committee shall be comprised of an equal number of representatives from each of ABG and TWT, selected by such party. The exact number of such representatives shall be three (3) for each of TWT and ABG or such other number as the parties may agree. TWT and ABG may replace its respective Steering Committee representatives at any time, with prior written notice to the other party. Each party will report at least monthly through its representatives on the Steering Committee with respect to the progress of the Development Program.

              2.3 Steering Committee Meetings. During the term of the Phase I Development Program, the Steering Committee shall meet bi-monthly or as otherwise agreed by the parties, and thereafter as necessary to oversee, review and coordinate the Development Program, but no less than monthly. Such meeting shall be held by video conference or as otherwise agreed.

                                   ARTICLE 3.

                               DEVELOPMENT PROGRAM

              3.1 Development Program. ABG and TWT shall use commercially reasonable diligent efforts to conduct a development program for approximately one hundred fifty thousand



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(150,000) Assays as specified by Dr. Nakamura in accordance with a time schedule mutually agreed to by the parties and Dr. Nakamura. The Development Program shall be conducted in two phases ("Phase I Development Program" and "Phase II Development Program") as described in more detail below.

              3.2 Phase I Development Program. Each party shall perform the obligations assigned to such party as may be modified by the Steering Committee, and deliver the associated deliverables in accordance with the Specifications therefor, as set forth in this Section 3.2.

                     3.2.1 ABG . ABG shall perform the following obligations with respect to each of the Phase I Assays:

                            3.2.1.1 synthesize a FRET Probe Mix for the two (2)
alleles of a Target;

                            3.2.1.2 prepare the Reaction Buffer (as described in
more detail in Attachment 1);

                            3.2.1.3 provide to TWT sufficient quantities of (i)
Synthesis Reagents for TWT to synthesize the Primary Invader Probe Set and synthetic targets, (ii) FRET Probe Mix, Reaction Buffer and control DNAs (~75 ng/SNP for each of 5 individuals) for use in the Quality Control Protocol (collectively, (i) and (ii), the "Raw Materials");

                            3.2.1.4 dry down each of up to five thousand (5,000)
Genomic DNA samples with one 20 ng sample in each well of a 96 X 1 (mu)L card (each such card a "DNA-coated Card");

                            3.2.1.5 package the DNA-coated Cards; and

                            3.2.1.6 package FRET Probe Mix, Reaction Buffer and
Cleavase Enzyme (collectively, the "Master Mix").

                     3.2.2 Delivery. ABG shall deliver to TWT in sufficient quantities the Raw Materials in accordance with a schedule mutually agreed upon by the parties.

                     3.2.3 TWT. TWT shall perform the following obligations with respect to each of the Phase I Assays:

                            3.2.3.1 design one (1) Target-specific Invader Probe
and two (2) Primary Signal Probes (each as described in more detail on Attachment 1) for each of the majority and minority allele for each Target using InvaderCreator Software;

                            3.2.3.2 synthesize using Synthesis Reagents provided
by ABG each of (A) the Invader Probe, (B) two (2) Primary Signal Probes and (C) two (2) synthetic targets one for each allele of a Target (each a "Synthetic Target") for use in the Quality Control Protocol described below;

                            3.2.3.3 purify each Primary Signal Probe employing
TWT's standard HPLC methodologies or such other processes as the Steering Committee may establish from time to time.



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                            3.2.3.4 prepare Cleavase Enzyme;

                            3.2.3.5 provide sufficient quantities of Cleavase
Enzyme to ABG for inclusion and packaging with Master Mix;

                            3.2.3.6 quality control each of the Phase I Assays
using the genomic DNAs, Reaction Buffer and FRET Probe Mix provided by ABG employing TWT's standard Quality Control Protocols or such other protocols as the Steering Committee may approve from time to time; and

                            3.2.3.7 package Primary Probe Mix.

                     3.2.4 Term of Phase I Development Program. The parties shall conduct the Phase I Development Program until such time as ABG has completed development of the Raven System in accordance with Section 3.4 below. Each party shall use commercially reasonable diligent efforts to perform those activities that are reasonably necessary to complete the Phase I Development Program under this Section 3.2 by October 31, 2000.

                     3.2.5 Delivery. TWT shall deliver (i) Cleavase Enzyme to ABG pursuant to a schedule mutually agreed upon by the parties, and (ii) Primary Probe Mix (as set forth in Section 3.2.3.7) to Dr. Nakamura or others for use in the Japanese SNP Initiative pursuant to Sections 5.2.1.2.

              3.3 Phase II Development Program. Each party shall perform the activities assigned to such party as may be modified by the Steering Committee, and provide the associated deliverables in accordance with the Specifications therefor, as set forth in this Section 3.3:

                     3.3.1 ABG . ABG shall perform the following obligations with respect to each of the Phase II Assays:

                            3.3.1.1 provide to TWT sufficient quantities of FAM,
VIC and ROX dyes (or such other dyes as the Steering Committee may specify) for preparation of the FRET Probe Mix;

                            3.3.1.2 provide to TWT sufficient quantities of:
Synthesis Reagents for TWT to synthesize the Invader Probe, Primary Signal Probes, Synthetic Targets, and FRET Probe Mix; and

                     3.3.2 Delivery. ABG shall deliver to TWT the Raw Materials in accordance with a schedule mutually agreed upon by the parties.

                     3.3.3 TWT. TWT shall perform the following obligations with respect to each Phase II Assay:

                            3.3.3.1 design one (1) Target-specific Invader Probe
and two (2) Primary Signal Probes for each of the majority and minority allele for each Target using InvaderCreator Software;



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                            3.3.3.2 synthesize using Synthesis Reagents provided
by ABG each of (i) Invader Probe, (ii) 2 Primary Signal Probes and (iii) two (2) Synthetic Targets for use in the Quality Control Protocol described below;

                            3.3.3.3 purify each Primary Probe employing TWT's
standard HPLC methodologies or such other processes as the Steering Committee may establish from time to time;

                            3.3.3.4 synthesize the FRET Probe Mix using
Synthesis Reagents and FAM, VIC and ROX dyes provided by ABG ;

                            3.3.3.5 prepare the Reaction Buffer;

                            3.3.3.6 prepare Cleavase Enzyme;

                            3.3.3.7 quality control each of the Phase II Assays
employing TWT's standard Quality Control Protocols or such other protocols as the Steering Committee may approve from time to time;

                            3.3.3.8 package Primary Probe Mix;

                            3.3.3.9 package Master Mix; and

                            3.3.3.10 such other activities as the parties may
agree from time to time.

                     3.3.4 Delivery. TWT shall deliver the Primary Probe Mix and Master Mix to Dr. Nakamura or others for use in the Japanese SNP Initiative pursuant to Sections 5.2.2.2 below.

              3.4 Development of Raven System. ABG shall use its commercially reasonable diligent efforts to develop and complete a beta-unit of an automated format of the ABI Prism(TM) 7700 Detection System (the "Raven System") for use by Dr. Nakamura or others for genotyping using the Phase II Assays for the Japanese SNP Initiative. Following completion of the beta-unit of the Raven System, ABG shall cooperate with Dr. Nakamura to complete the rollout of the Raven System for use in the Japanese SNP Initiative. Promptly after the Effective Date, ABG shall provide to TWT written specifications regarding the formatting of the Raven System. Based on such specifications, each party shall perform its obligations under the Development Program to ensure that the Phase II Assays and associated deliverables are compatible for use with the 384-well microtiter plates on the Raven System.

              3.5 Development Program Materials. It is understood that any and all materials provided by one party to the other in connection with the Development Program shall be used solely for purpose of the Development Program and not provided to third parties except to Dr. Nakamura or others in finished Assay Component format for use in the Japanese SNP Initiative. It is further understood that the party in control of such materials shall be responsible for ensuring that its use conforms with all applicable laws and regulations. Further, all materials transferred by one party to the other will be transferred at the Transfer Price of the materials, except as otherwise expressly provided herein.



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              3.6 Equipment Loan. In connection with the Development Program,
ABG shall loan the Equipment to TWT pursuant to the loan agreement attached hereto as Exhibit A (the "Loan Agreement"). ABG and TWT shall enter into the Loan Agreement coincident with the execution of this Agreement.

              3.7 Materials. Each party acknowledges that certain of the materials transferred to it under the Development Program are highly sensitive materials (including but not limited to certain fluorescent dyes, e.g., VIC dye, transferred by ABG to TWT), and that, if the materials were made available to third parties, such availability could have a substantial adverse effect on the transferring company's current businesses. Each party agrees to use any materials transferred hereunder only in furtherance of the Development Program, and, at the end of the Development Program, to return any unused materials to the transferrring party.

                                   ARTICLE 4.

                                 RECORD KEEPING

              4.1 Records. Each party shall maintain records of its activities under the Development Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Development Program. In addition, each party shall have reasonable access upon advance notice to such records of the other party.

              4.2 Reports. Each party agrees to keep the Steering Committee reasonably informed as to its conduct of the Development Program.

                                   ARTICLE 5.

                                     SUPPLY

              5.1 Terms and Conditions. All supply of Assays, Assay Components Cleavase Enzymes and Raw Materials hereunder shall be subject to the terms and conditions of this Agreement. ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS OF ANY ORDER OR ACKNOWLEDGMENT GIVEN OR RECEIVED REGARDING THE SUBJECT MATTER OF THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXPRESSLY EXCLUDED.

              5.2 Supply. Each party shall be responsible for supplying the materials assigned to such party below.

                     5.2.1 Phase I Assays.

                            5.2.1.1 ABG. ABG shall supply to Dr. Nakamura or
others for use in the Japanese SNP Initiative, the following components, with respect to each Phase I Assay: (i) Master Mix, which is capable of performing one thousand (1,000) Genotyping Determinations; and (ii) DNA-coated Cards.

                            5.2.1.2 TWT. TWT shall supply to ABG , with respect
to each Phase I Assay, the Primary Probe Mix, together with associated quality control data, which such Primary Probe Mix is capable of performing five thousand (5,000) Genotyping Determinations.



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                     5.2.2 Phase II Assays. TWT shall supply the following
components to ABG , with respect to each Phase II Assay: (i) the Primary Probe Mix, together with associated quality control data, which such Primary Probe Mix is capable of performing five thousand (5,000) Genotyping Determinations; and
(ii) Master Mix, which is capable of performing one thousand (1,000) Genotyping Determinations;

              5.3 Schedule. The parties shall use commercially reasonable diligent efforts to supply the Assay Components as set forth in Section 5.2 above to ABG in accordance with a mutually-agreed schedule referencing this
Section 5.3.

              5.4 Shipping and Packaging. All Assay Components delivered hereunder will be labeled conspicuously "FOR RESEARCH USE ONLY NOT FOR USE IN DIAGNOSTIC PROCEDURES" and "NOT FOR USE IN AGRICULTURAL APPLICATIONS". All Assay Components will be packaged in standard packaging and shipped courier, freight and insurance pre-paid to an address for ABG Biosystems Japan Ltd., a subsidiary of ABG , ("ABG Japan") in Japan as designated by ABG . ABG shall be responsible for ensuring that ABG Japan clears the Assay Components through Japanese customs and delivers the Assay Components to Dr. Nakamura or others associated with the Japanese SNP Initiative. Furthermore, ABG shall be responsible for ensuring that ABG Japan collects amounts due from Dr. Nakamura with respect to Assay Components provided hereunder.

              5.5 Invoicing. TWT shall submit an invoice to ABG upon shipment of Assay Components shipped hereunder. All invoices shall be sent to ABG 's address for notices hereunder or such other address as designated by ABG in writing, and each such invoice shall state the quantity of Assay Components in a given shipment.

                                   ARTICLE 6.

                                 GRANT OF RIGHTS

              6.1 Grant of Rights to ABG . TWT hereby grants to ABG a non-exclusive, non-transferable license under the TWT Technology solely for the purpose of carrying out the activities assigned to it under the Development Program and distributing the Assay Components to Dr. Nakamura and others for the Japanese SNP Initiative.

              6.2 Grant of Rights to TWT. ABG hereby grants to TWT a non-exclusive, non-transferable license under ABG Technology solely for the purposes of carrying out the activities assigned to it under the Development Program.

              6.3 No Implied License. Except as expressly provided herein, nothing in this Agreement shall be deemed to grant TWT any rights under ABG Technology, or to grant ABG any rights under TWT Technology, either expressly, impliedly or by estoppel. Without limiting the foregoing, it is agreed that, subject to ABG's rights in the ABG Technology, TWT shall have the right to sell and otherwise commercialize (directly or through others) assays directed at the same Targets as those developed and supplied hereunder without further obligation to ABG, only to the extent such sales and commercialization does not practice ABG Technology, or to the extent that TWT obtains a separate license under such ABG Technology for such purposes, and ABG shall have the right to sell and otherwise commercialize (directly or through others) assays directed at the same Targets as those developed and supplied hereunder without further obligation to TWT, only to the extent such sales and commercialization does not practice TWT

Technology, or to the extent that ABG obtains a separate license under such TWT Technology for such purposes.

                                   ARTICLE 7.

                                    PAYMENTS

              7.1 Initial Payment. Within ten (10) days of the date of TWT's shipment of Assay Components to ABG or its designee in accordance with Section
5.4 above, each of TWT and ABG will make such payments and perform such other activities in connection therewith all as set forth in accordance with the mutually agreed schedule referencing this Section 7.1. For purposes of this
Article 7, TWT's share of the Profit Margin shall be referred to as "TWT Profits", and likewise, ABG 's share of the Profit Margin shall be referred to as "ABG Profits."

              7.2 Reconciliation. Within fifteen (15) days of the end of the first three (3) full calendar months of the delivery schedule set forth in
Section 5.3 and each subsequent three (3) month period thereafter (each such period, a "Reconciliation Period"), each party shall deliver to the other a report summarizing in reasonable detail the calculation of each of their respective Profits (i.e., TWT Profits or ABG Profits, as applicable), including calculations of their respective Costs. On the basis of such calculations and taking into account each party's Costs included in the Transfer Price of the materials provided hereunder, the parties shall make reconciling payments to ensure that both parties have equally shared the Profit Margin. In the event that ABG Profits are greater than TWT Profits for such Reconciliation Period, ABG shall make a payment to TWT equal to one-half (1/2) of the difference between ABG Profits and TWT Profits for such Reconciliation Period (such payments, a "Reconciliation Payment") within fifteen (15) days after receipt of TWT's written report. Likewise, in the event that TWT Profits are greater than ABG Profits for such Reconciliation Period, TWT shall make a Reconciliation Payment equal to one-half (1/2) of the difference between TWT Profits and ABG Profits for such Reconciliation Period within fifteen (15) days after receipt of ABG 's written report. All such reports provided by one party to the other shall be deemed Confidential Information of the providing party.

              7.3 Adjustment. Within thirty (30) days of the end of each Reconciliation Period, the parties shall establish in writing upon an appropriate adjustment to the revenue sharing percentages and/or minimum transfer prices set forth in Sections 7.1.1 and 7.1.2 based on the parties' respective actual Profits calculated (i.e., ABG Profits and TWT Profits) and Reconciliation Payments made in accordance with Section 7.2 above with respect to the immediately preceding Reconciliation Period. The objective of this adjustment is to establish a TWT Initial Payment that approximates recoupment of costs and an equal sharing of the Profit Margin, thus minimizing the need for a Reconciliation Payment to achieve an actual sharing of the Profit Margin. Any adjustments made to the revenue sharing percentages and/or minimum transfer prices in accordance with this Section 7.3 shall replace the existing revenue sharing percentages and/or minimum transfer prices in Sections 7.1.1 and 7.1.2 and shall take effect in the subsequent Reconciliation Period.

              7.4 Non-discriminatory Pricing. In connection with Assay Components developed and supplied hereunder to the Japanese SNP Initiative, ABG agrees to charge Dr. Nakamura and others for such Assay Components in accordance with its standard practices and shall not price such Assays in a manner below how ABG prices its other products of a similar margin potential.

              7.5 Records; Inspection. Each party shall keep complete, true and accurate books of accounts and records for the purpose of determining the amounts calculated and payable pursuant to this Article 7. Such books and records shall be kept at the principal place of business of the party, for at least five (5) years following the end of the Reconciliation Period to which they pertain. Such records will be open for inspection during such five (5)-year period by an independent auditor chosen by the inspecting party and reasonably acceptable to the other party for the purpose of verifying the amounts payable hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this
Section 7.5 shall be at the expense of inspecting party, unless a variation or error producing an underpayment, to such party, in amounts payable exceeding ten percent (10%) of the amount payable for any Reconciliation Period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection and any underpaid amounts that are discovered shall be paid by the party in error, together with interest on such underpaid amounts at the rate set forth in Section 7.6 below. The parties will endeavor to minimize disruption of the inspected party's normal business activities to the extent reasonably practicable.

              7.6 Payments. All amounts payable hereunder shall be payable in United States Dollars and shall be made by check or bank wire transfer in immediately available funds to an account designated by TWT. Any payments due under this Agreement which are not paid by the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the U.S. prime rate per annum quoted in the "Money Rates" column of The Wall Street Journal (U.S., East Coast Edition) on the date such payment is due, plus an additional two percent (2%), calculated on the number of days such payment is delinquent. This Section 7.6 shall in no way limit any other remedies available to either party hereto.

              7.7 Currency Conversion. Any currency conversion shall be required in connection with the payments hereunder, such conversion shall be made by using the exchange rates used by ABG in calculating ABG 's own revenues for financial reporting purposes.

                                   ARTICLE 8.

                              INTELLECTUAL PROPERTY

              8.1 Ownership of Inventions. Title to all inventions and other intellectual property conceived and reduced to practice solely by ABG personnel in connection with the Development Program ("ABG Inventions") shall be owned by ABG. Title to all inventions and other intellectual property conceived and reduced to practice solely by TWT personnel in connection with the Development Program ("TWT Inventions") shall be owned by TWT. Title to all inventions and other intellectual property conceived and reduced to practice jointly by personnel of TWT and ABG in connection with the Development Program ("Joint Inventions") shall be jointly owned by ABG and TWT. Except as expressly provided in this Agreement, it is understood that neither party shall have any obligation to account to the other for profits, or to obtain any approval of the other party to license or exploit a Joint Invention, by reason of joint ownership thereof and each party hereby waives any right it may have under the laws of any country to require such accounting or approval. Additionally, each party will have the right, but not the obligation to bring, at its own expense, an infringement action against any third party under its interest in Joint Inventions. The parties will assist one another and cooperate in any such litigation at the reasonable request of the party bringing the suit, and, if the other party is necessary in order to institute or maintain an infringement by the party bringing the suit as defined by law, such other party agrees to be joined in the suit as a party plaintiff, at the expense of the party bringing the suit.

              8.2 License to Inventions.

                     8.2.1 TWT Inventions. TWT hereby grants to ABG a non-exclusive, perpetual, fully paid-up, worldwide license, with the right to grant and authorize sublicenses, under any TWT Inventions, to make, use, offer to sell, sell and import products and components and otherwise exploit such TWT Inventions.

                     8.2.2 ABG Inventions. ABG hereby grants to TWT a non-exclusive, perpetual, fully paid-up, worldwide license, with the right to grant and authorize sublicenses, under any ABG Inventions, to make, use, offer to sell, sell and import products and components and otherwise exploit such ABG Inventions.

                     8.2.3 Other. It is understood that the foregoing licenses under TWT Inventions and ABG Inventions, respectively, may require additional licenses to intellectual property rights owned or controlled by the other party or third parties in order to exploit either the TWT Inventions or the ABG Inventions, as applicable, and that no such additional licenses are granted herein, either expressly, impliedly or by estoppel.

              8.3 Patent Prosecution.

                     8.3.1 Sole Inventions. ABG or TWT, as the case may be (for purposes of this Section 8.3.1 the "Controlling party") shall control the Prosecution and Maintenance Activities pertaining to solely owned patent applications and patents claiming the Controlling party's Inventions (i.e., a ABG Invention or a TWT Invention, as applicable), in each case worldwide using counsel of its choice and in such countries as the Controlling party deems appropriate. For purposes of this Section 8.3, "Prosecution and Maintenance Activities" shall mean the preparing, filing, prosecuting and maintenance of patent applications and patents and re-examinations, reissues and requests for patent term extensions therefor, together with the conduct of any interference, opposition or other similar proceeding pertaining to patent applications or patents.

                     8.3.2 Joint Inventions. TWT shall have the right to control the Prosecution and Maintenance Activities pertaining to patents and patent applications claiming Joint Inventions and each party shall be responsible for one-half (1/2) of the out-of-pocket expenses incurred in connection with such activities as they are incurred. TWT shall keep ABG informed as to the status of patent matters described in this Section 8.3.2, including without limitation, by providing ABG copies of any substantive documents that TWT receives from any patent office promptly after receipt, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and by providing ABG reasonable opportunity to review and comment on any documents which will be filed in any patent office, and incorporating all reasonable comments. ABG shall reasonably cooperate with the TWT and assist TWT in connection with such activities, at TWT's request, including without limitation, by making scientists and scientific records reasonably available to TWT. Notwithstanding the foregoing, if either party (the "Notifying party") notifies the other party in writing that it no longer desires to pay for the expenses with respect to any such patent application or patent claiming a Joint Invention under this Section 8.3.2, the Notifying party shall assign all right, title and interest in and to such patent application or patent (as the case may be) and any patents issuing thereon (subject to the rights and licenses granted hereunder) to the other party; in such event, the Notifying party shall not be responsible for expenses incurred under this Section 8.3.2 with respect to such patent application or patent beginning sixty (60) days after giving the foregoing notice.

                                   ARTICLE 9.

                                 CONFIDENTIALITY

              9.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and seven (7) years thereafter, the receiving party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other party hereto pursuant to this Agreement (i) which, if disclosed in tangible form, is marked "Confidential" or with other similar designation to indicate its confidential or proprietary nature, or, (ii) if disclosed orally is indicated orally to be confidential or proprietary by the party disclosing such information at the time of the initial disclosure thereof and is confirmed in writing as confidential or proprietary by the disclosing party within forty-five
(45) days after such disclosure, or (iii) is disclosed by a party under circumstances in which a reasonable person would understand that such information is confidential and proprietary to the disclosing party (collectively, "Confidential Information"). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by sufficient evidence:

                     9.1.1 was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

                     9.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

                     9.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

                     9.1.4 was subsequently lawfully disclosed to the receiving party by a person other than a party; or

                     9.1.5 was developed by the receiving party without reference to any information or materials disclosed by the disclosing party.

              9.2 Permitted Disclosures. Notwithstanding the provisions of
Section 9.1 above, each party hereto may disclose the other party's Confidential Information to comply with applicable governmental regulations (not including regulations applying to the filing of patent applications), including submitting information to tax authorities, provided that if a party is required to make any such disclosure of the other party's Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the latter party of such disclosure and, will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

                                   ARTICLE 10.

                         REPRESENTATIONS AND WARRANTIES

              10.1 TWT Warranties. TWT warrants and represents to ABG that (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; and (ii) it has not previously granted and will not grant any rights in conflict with the rights and licenses granted herein.

              10.2 ABG Warranties. ABG warrants and represents to TWT that (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; and (ii) it has not previously granted and will not grant any rights in conflict with the rights and licenses granted herein.

              10.3 Certain Warranties and Covenants. ABG shall have the right to pass on the following warranties in connection with the transfer of Assay Components manufactured and supplied by TWT hereunder with respect to such Assay Components hereunder:

                     10.3.1 Product Specifications. TWT represents and warrants that all Assay Components supplied to ABG hereunder will comply with all applicable Specifications at the time of shipment to ABG or its designee.

                     10.3.2 Remedies. In connection therewith, ABG shall require its customers to promptly perform customary inspection upon receipt of each shipment of Assay Components manufactured by TWT. Any claim regarding the failure of such shipment to conform to the applicable Specifications shall be submitted to TWT promptly upon discovery, but in no case later than thirty (30) days after the receipt by the customer, together with reasonable evidence of such nonconformity at the time of inspection. In the event that one of ABG 's customers of Assay Components submits to TWT (directly or through ABG ) a claim regarding the failure of any shipment to meet Specifications in accordance with this Section 10.3.2, TWT shall as its sole and exclusive liability and the customer's sole and exclusive remedy, at TWT's cost (including freight and insurance) deliver replacement quantities of such Assay Components to the Notifying party as soon as practicable.

              10.4 Disclaimer of Warranties. EXCEPT AS PROVIDED IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OR MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. Without limiting the foregoing, TWT shall not be responsible for any representation or warranty made by or on behalf of ABG to Dr. Nakamura and others in connection with the Japanese SNP Initiative, which such representation or warranty is beyond the scope of those warranties made by TWT in Section 10.3.1.

                                   ARTICLE 11.

                                 INDEMNIFICATION

              11.1 Indemnification of ABG. TWT shall indemnify each of ABG and its directors, officers, and employees of ABG and the successors and assigns of any of the foregoing (each a "ABG Indemnitee"), and hold each ABG Indemnitee harmless from and against fifty percent (50%) of any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) arising out of any claim, complaint, suit, proceeding or cause of action brought against a ABG Indemnitee by a third party (any of the foregoing, a "Claim") alleging damage arising out of the manufacture, sale, distribution or use of Assays or Assay Components hereunder. Notwithstanding the foregoing, TWT shall have no obligation under this Section 11.1 with respect to Claims brought against a ABG Indemnitee by a third party to the extent such Claim arises as a result of the gross negligence, recklessness or willful misconduct of ABG or its employees, acting within the scope of their employment.

              11.2 Indemnification of TWT. ABG shall indemnify each of TWT and its directors, officers, and employees of TWT and the successors and assigns of any of the foregoing (each a "TWT Indemnitee"), and hold each TWT Indemnitee harmless from and against fifty percent (50%) of any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) arising out of any claim, complaint, suit, proceeding or cause of action brought against a TWT Indemnitee by a third party (any of the foregoing, a "Claim") alleging damage arising out of the manufacture, sale, distribution or use of Assays or Assay Components hereunder. Notwithstanding the foregoing, ABG shall have no obligation under this Section 11.2 with respect to Claims brought against a TWT Indemnitee by a third party to the extent such Claim arises as a result of the gross negligence, recklessness or willful misconduct of TWT or its employees, acting within the scope of their employment. Furthermore, ABG shall have no obligation under this Section 11.2 with respect to Claims brought against a TWT Indemnitee by ID Biomedical, or any successor thereto, for infringement of any of U.S. Pat. Nos. 5,403,711, 4,876,187, 5,011,769, or 5,660,988, or any patent claiming priority to the same, or any foreign equivalents of the same ("IDB Technology").

              11.3 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 11 shall promptly notify the other party (the "Indemnitor") in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification under this
Article 11 shall not apply to amounts paid with respect to settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such claim, suit or proceeding, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11, but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article 11. Without limiting the foregoing, the Indemnitee shall keep the Indemnitor fully informed of the progress of any Claim for which it intends to claim indemnification under this
Article 11.

                                   ARTICLE 12.

                              TERM AND TERMINATION

              12.1 Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect unless and until earlier terminated pursuant to the other provisions of this Article 12.

              12.2 Termination for Cause. Either party to this Agreement may terminate this Agreement in the event the other party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching party by the non-breaching party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching party has cured any such breach or default prior to the expiration of the sixty (60) day period.

              12.3 Termination Upon Notice. Either party may terminate this Agreement upon ninety (90) days prior written notice to the other party, provided that such notice shall not be delivered prior to May 1, 2002.

              12.4 Termination of Japanese SNP Initiative. Notwithstanding
Section 12.3 above, either party may terminate this Agreement upon ninety (90) days prior written notice to the other prior to May 1, 2002 in the event Dr. Nakamura provides written notice of his intent to discontinue or significantly reduce use of the Assays in the Japanese SNP Initiative.

              12.5 Effects of Expiration or Termination. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

              12.6 Survival. Articles 1, 8, 9, 10, 11, 12 and 13 and Section 7.5 shall survive expiration or termination of this Agreement for any reason. Except as otherwise provided in this Article 12 all rights and obligations of the parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

                                   ARTICLE 13.
                               DISPUTE RESOLUTION

              13.1 Disputes. If the parties are unable to resolve any dispute between them arising out of or in connection with this Agreement, either party may, by written notice to the other, have such dispute referred to the Presidents of each TWT and ABG for attempted resolution by good faith negotiations within sixty (60) days after such notice is received, and in such event, each party shall cause its President to meet and be available to attempt to resolve such issue.

              13.2 Arbitration. Any dispute, controversy or claim arising out of or in connection with the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement shall be settled by binding arbitration in the manner described in Exhibit B.

                                   ARTICLE 14.

                                  MISCELLANEOUS

              14.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the State of California, without reference to conflicts of laws principles.

              14.2 Force Majeure. Nonperformance of any party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming party.

              14.3 Third party Contractors. Without limiting either party's responsibility under this Agreement, each party shall have the right at any time to satisfy its supply obligations hereunder either in whole or in part through arrangements with third parties engaged to perform services or supply facilities or goods.

              14.4 No Implied Waivers; Rights Cumulative. No failure on the part of TWT or ABG to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

              14.5 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER BASED IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE) OR OTHERWISE, AND EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY PROVIDED HEREIN.

              14.6 Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute TWT or ABG as partners in the legal sense. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

              14.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or sent via facsimile in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

               ABG :                               Applied Biosystems Group
                                                   850 Lincoln Centre Drive
                                                   Foster City, CA  94404-1128
                                                   Attention: Legal Department
                                                   Fax:  650-638-6677

               TWT:                                Third Wave Technologies, Inc.
                                                   502 S. Rosa Road
                                                   Madison, WI 53719-1256
                                                   Attn:  President
                                                   Fax:  (608) 273-6989

               with a copy to:                     Wilson Sonsini Goodrich & Rosati
                                                   Professional Corporation
                                                   650 Page Mill Road
                                                   Palo Alto, California 94304-1050
                                                   Attn:  Kenneth A. Clark, Esq.
                                                   Fax:  (650) 493-6811

              14.8 Assignment. This Agreement shall not be assignable by either party to any third party hereto without the written consent of the other party hereto, except that either party may assign this Agreement without prior consent to an entity that acquires all or substantially all of the business or assets of such party (or that portion thereof to which this Agreement relates), in each case whether by merger, acquisition, or otherwise, provided that such assignee agrees in writing to be bound by the terms and conditions of this Agreement.

              14.9 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by all parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both parties.

              14.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

              14.11 Publicity. Each of the parties hereto agrees not to disclose to any third party the financial terms of this Agreement without the prior written consent of the other party hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. In addition, neither Party nor any of its Affiliates will originate any press release relating to this Agreement without the prior written approval of the other Party, except to the extent required by law.

              14.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

              14.13 Compliance with Laws. Notwithstanding anything to the contrary contained herein, all obligations of ABG and TWT are subject to prior compliance with United States and foreign export regulations and such other United States and foreign laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions. ABG and TWT shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

              14.14 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

              14.15 Entire Agreement. This Agreement together with the Exhibits and schedules expressly referencing this Agreement and signed by the parties, constitute the entire agreement, both written or oral, with respect to the subject matter hereof, and supersede all prior or contemporaneous understandings or agreements, including the "LOI for Collaboration Agreement (Nakamura Project)" dated May 15, 2000, whether written or oral, between TWT and ABG with respect to such subject matter.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in duplicate originals as of the date first above written.


THIRD WAVE TECHNOLOGIES, INC.         APPLIED BIOSYSTEMS GROUP


By:  /s/ Lance Fors                 By:   /s/ Michael W. Hunkapiller
    ----------------------------       -----------------------------------------

Name: Lance Fors                    Name: Michael W. Hunkapiller
      --------------------------         ---------------------------------------

Title: President & CEO              Title: Senior Vice President, PE Corporation
       -------------------------          --------------------------------------

                                    EXHIBIT A

                             FORM OF LOAN AGREEMENT

                         [Attach form of Loan Agreement]

                                    EXHIBIT B


                         ALTERNATIVE DISPUTE RESOLUTION


In the event of any dispute, difference or question between the parties arising out of or in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either party excluding any dispute or controversy for which arbitration is prohibited by any applicable law or treaty, and which dispute is not amicably resolved by the good faith efforts of the parties under Section 13.1, then such dispute will be resolved by binding arbitration in the manner described below:



1. If any party intends to begin an arbitration proceeding to resolve a dispute, such party will provide written notice to the other party informing the other party of such intention and the issues to be resolved. Within 10 business days after the receipt of such notice, the other party may by written notice to the counsel for the party initiating such arbitration, add additional issues to be resolved. From the date of receipt of the arbitration notice and until such time as any matter has been finally settled by arbitration, the running of the time periods in which a party must cure a breach of this Agreement will be suspended as to the subject matter of the dispute.



2. Within 5 business days following the receipt of the original arbitration notice ("Notice Date") a neutral will be selected by the then President of the Center for Public Resources ("CPR"), 14th Floor, 366 Madison Avenue, New York, New York 10017. The neutral will be an individual who will preside in resolution of any disputes between the parties and will be an independent expert in the biopharmaceutical industry with a general working knowledge of genetic analysis and the technology and market relating thereto. The neutral selected will be a member of the Judicial Panel of the CPR and will not be an employee, director or shareholder of either a party or of an Affiliate of either party. In the event the President of the CPR is unable to select from the Judicial Panel of the CPR a neutral meeting the criteria outlined above, the parties shall agree to select a neutral meeting such criteria outside of the CPR within 10 business days following the Notice Date .



3. Each party will have 10 business days from the date the neutral is selected to object in good faith to the selection of that person. If either party makes such an objection, the then president of the CPR will as soon as possible thereafter, select another neutral under the same conditions set forth above. This second selection will be final.

4. No later than 90 business days after selection, the neutral will hold a hearing to resolve each of the issues identified by the parties.


       4.1. Each party will have the right to be represented by counsel at the hearing.

       4.2. The hearing will be held at such place as agreed upon by the parties or if they are unable to agree at a place designated by the neutral.


5. The arbitration proceeding will be confidential and the neutral will issue appropriate protective orders to safeguard each parties' Confidential Information. Except as required by law, no party will make (or instruct the neutral to make) any public announcement with respect to the proceedings or decision of the neutral without the prior written consent of each other party. The existence of any dispute submitted to arbitration, and the award of the neutral, will be kept in confidence by the parties and the neutral, except as required in connection with the enforcement of such award or as otherwise required by applicable law.



6. It is the intention of the parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The neutral will permit such limited discovery necessary for an understanding of each legitimate issue raised in the arbitration, including the production of documents. Each party will be permitted but not required to take the deposition of not more than 5 persons, each such deposition not to exceed 6 hours in length. If the neutral believes that exceptional circumstances exist, and additional discovery is necessary for a full and fair resolution of the issue, the neutral may order such additional discovery as the neutral deems necessary. At the hearing the parties may present testimony (either by live witness or deposition) and documentary evidence. The neutral will have sole discretion with regard to the admissibility of any evidence and all other materials relating to the conduct of the hearing.



7. Each party will be entitled to a maximum of eight (8) hours of hearing to present testimony or documentary evidence. Such time limitation will include any direct, cross or rebuttal testimony, but such time limitation will only be charged against the party conducting such direct, cross or rebuttal testimony. It will be the responsibility of the neutral to determine whether each party has had the full day of hearing to which it is entitled. If the neutral believes that exceptional circumstances exist, and additional hearing time is necessary for a full and fair resolution of the issue, the neutral may order such additional hearing time as the neutral deems necessary.



8. At least 15 business days prior to the date set for the hearing, each party will submit to each other party and the neutral a list of all documents on which such party intends to rely in any oral or written presentation to the neutral and a list of all witnesses, if any, such party intends to call at such hearing and a brief summary of each witnesses testimony.



9. At least 5 business days prior to the hearing, each party must submit to the neutral and serve on each other party a proposed ruling on each issue to be resolved. Such writing will be limited to presenting the proposed ruling, will contain no argument or analysis of the facts or issues, and will be limited to not more than 10 pages.



10. Not more than 5 business days following the close of hearings, the parties may each submit post hearing briefs to the neutral addressing the evidence and issues to be resolved. Such post hearing briefs will not be more than 50 pages.



11. The neutral will rule on each disputed issue after the hearing as expeditiously as possible, but in no event more than 30 days after the close of the hearing. The neutral will, in rendering his decision, apply the substantive law of the state of California, U.S.A., and without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration. The neutral is not empowered with the remedy of termination of the Agreement.



12. Any judgment upon the award rendered by the neutral may be entered in any court having jurisdiction thereof. The decision rendered in any such arbitration proceeding will be final and not appealable, except in cases of fraud or bad faith on the part of the neutral or any party to the arbitration proceeding in connection with the conduct of such proceedings, and will be enforceable in any court of competent jurisdiction.



13. The neutral will have the option to assess costs and expenses to the non-prevailing party, otherwise the parties will pay their own costs (including, without limitation, attorneys fees) and expenses in connection with such arbitration.


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